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                              MANAGEMENT AGREEMENT

                         AS IN EFFECT DECEMBER 14, 1988

       AGREEMENT made this 15th day of March, 1971 by and between LORD ABBETT BOND-DEBENTURE FUND, INC., a Maryland corporation (hereinafter called the "Corporation"), and LORD, ABBETT & CO., a New York partnership (hereinafter called the "Investment Manager"), as amended on April 9, 1987.

       WHEREAS, the Corporation desires to obtain the investment management services of the Investment Manager and the Investment Manager is willing to provide services of the nature desired upon the terms and conditions hereinafter provided.

       NOW, THEREFORE, in consideration of the mutual covenants and of other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

       1. The Corporation hereby employs the Investment Manager under the terms and conditions of this Agreement, and the Investment Manager hereby accepts such employment and agrees to perform supervisory functions of the Corporation with respect to the investment and reinvestment of its property and assets (whether or not held in trust or in the custody of a bank or trust company subject to the Corporation's direction or control) including without limitation, the supervision of its investment portfolio and the recommendation of investment policies and procedures within the limitations set forth in the Corporation's Registration Statement on file with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940.

       The Investment Manager agrees to maintain an adequate organization of

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competent persons to perform the supervisory functions mentioned herein.

       All recommendations with respect to the investment portfolios will be made to the Corporation's trading department which, with the approval of authorized officers of the Corporation, will execute all trades in accordance with the Corporation's investment procedures.

       The Investment Manager reserves the right, in its discretion, to purchase or otherwise obtain statistical information and services from other sources, including affiliated persons of the Investment Manager.

       Notwithstanding the provisions of this paragraph 1, the investment policies and procedures and all other action of the Corporation are, and shall at all times be, subject to the control and direction of its Board of Directors.

       2. The Corporation agrees to pay the Investment Manager for its services under this Agreement and for the expenses assumed, a management fee computed and payable monthly at the annual rate of fifty one-hundredths (.50) of one percent (1%) of the value of the Corporation's average daily net assets that do not exceed $500,000,000, and forty-five one hundredths (.45) of one percent (1%) of the value of such assets in excess of $500,000,000. The value of the net assets of the Corporation shall include all assets held in trust or in custody of any bank, savings bank or trust company for the Corporation, subject to its control or direction, and shall be determined as provided in the Certificate of Incorporation of the Corporation. The fee shall be paid on the first day of each month for the preceding month.

       3. It is understood that the services of the Investment Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Investment Manager, or any officer, director, partner or employee thereof, from providing similar services to other

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investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Corporation) or to engage in other activities. When other clients of the Investment Manager desire to purchase or sell the same portfolio security at the same time as the Corporation, it is understood that such purchases and sales will be made as nearly as practicable on a pro rata basis in proportion to the amounts desired to be purchased or sold by each client.

       4. The Corporation will, at its own expense, furnish to the Investment Manager periodic (but not less than semi-annually) audited statements of its books of account, including balance sheets and earnings statements, certified by certified public accountants satisfactory to the Investment Manager and all other information which may personally be required, from time to time, by the Investment Manager, and will, at its own expense, at all times keep the Investment Manager fully advised as to the cash, securities and other property then comprising its assets, and furnish daily detailed price makeup sheets with respect to its investment portfolio and its shares of capital stock.

       5. The Investment Manager shall be under no obligation to pay any fees, costs, expenses or other charges of the Corporation, except the compensation of its officers, the compensation, if any, of its directors who are affiliated with the Investment Manager, rental for its office space, and except for its ordinary and necessary office and clerical expenses relating to research, statistical work and the supervision of the Corporation's investment portfolio, to be performed by the Investment Manager under paragraph 1 of this Agreement. The Corporation will pay all other fees, costs, expenses or charges relating to its assets and operations, including without limitation, fees and expenses of its directors not affiliated with the Investment Manager, governmental fees, interest charges, taxes, association membership

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dues, fees and charges for legal and auditing services; fees and expenses of any custodians or trustees with respect to custody of its assets; fees, charges and expenses of dividend disbursing agents, registrars and transfer agents
(including the cost of keeping all necessary shareholder records and accounts, and of handling any problems relating thereto and the expense of furnishing to all shareholders statements of their accounts after every transaction including the expense of mailing); costs and expense of repurchase and redemption of its shares; costs and expenses of preparing, printing and mailing to shareholders stock certificates and reports, notices and proxy statements to shareholders and cost of preparing reports to governmental agencies; brokerage fees and commissions of every kind and expenses in connection with the execution of portfolio security transactions (including the cost of any service or agency designed to facilitate the purchase and sale of portfolio securities); all postage; insurance premiums; and any other fee, cost, expense or charge of any kind not expressly assumed by the Investment Manager under this Agreement.

       Notwithstanding any other provision of this Agreement, if expenses (including the management fee hereunder but excluding interest, taxes, brokerage fees and, where permitted, extraordinary expenses) borne by the Corporation in any fiscal year exceed expense limitations applicable to the Corporation imposed by state securities administrators, as such limitations may be lowered or raised from time to time, the Investment Manager will reimburse the Corporation for any such excess.

       If the Investment Manager pays for other expenses of the Corporation or furnishes the Corporation with services the cost of which is to be borne by the Corporation under this Agreement, the Investment Manager shall not be deemed to have waived its rights under this Agreement to have the Corporation pay for such expenses or provide or pay for

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such services in the future.

       6. The Investment Manager agrees that it shall observe and be bound by all of the terms of the Certificate of Incorporation (including any amendments thereto) of the Corporation which shall in any way limit or restrict or prohibit or otherwise regulate any action by the Investment Manager.

       7. The Investment Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and the Investment Manager shall not be held liable or accountable for any mistakes of law or fact, or for any error or omission of its officers, directors, partners or employees, or for any loss or damage arising or resulting therefrom suffered by the Corporation or any of its stockholders, creditors, directors or officers; provided, however, that nothing herein shall be deemed to protect the Investment Manager against any liability to the Corporation or to its stockholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder. The Investment Manager shall not be responsible for any action of the Board of Directors of the Corporation in following or declining to follow any advice or recommendation of the Investment Manager.

       8. Neither this Agreement nor any other transaction between the parties hereto pursuant to this Agreement shall be invalidated or in any way affected by the fact that any or all of the directors, officers, stockholders, or other representatives of the Corporation are or may be interested in the Investment Manager, or any successor or assignee thereof, or that any or all of the directors, officers, partners, or other representatives of the Investment Manager are or may be interested in the Corporation, except as otherwise may be provided in

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the Investment Company Act of 1940. The Investment Manager in acting hereunder shall be an independent contractor and not any agent of the Corporation.

       9. This Agreement shall become effective upon the effective date of the Registration Statement of the Corporation filed with the Securities and Exchange Commission in November 1970, and shall continue in force for two years from the date hereof, and is renewable annually thereafter by specific approval of the Board of Directors of the Corporation including the vote of a majority of the directors who are not parties to this Agreement or interested persons of the Investment Manager or of the Corporation, cast in person at a meeting called for the purpose of voting on such approval, or by vote of a majority of the outstanding voting securities of the Corporation. This Agreement may be terminated without penalty at any time by the Corporation upon 60 days' written notice. This Agreement shall automatically terminate in the event of its assignment. The terms "interested persons", "assignment" and "vote of a majority of the outstanding voting securities" shall have the same meaning as those terms are defined in the Investment Company Act of 1940.

       10. The Investment Manager reserves the right to grant the use of the name "LORD ABBETT" or "LORD, ABBETT & CO.", or any derivative thereof, to any other investment company or business enterprise. The Investment Manager reserves the right to withdraw from the Corporation the use of the name "LORD ABBETT" and the use of its registered service mark; at such time of withdrawal of the right to use the name "LORD ABBETT", the Investment Manager agrees that the question of continuing this Agreement may be submitted to a vote of the Corporation's shareholders. In the event of such withdrawal or the termination of this Agreement, for any reason, the Corporation will, on the written request of the Investment Manager, take such action as may be necessary to change its

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name and eliminate all reference to the words "LORD ABBETT" in any form, and will no longer use such registered service mark.

       IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers and its corporate seal to be affixed hereto, and the Investment Manager has caused this Agreement to be executed by one of its partners, all on the day and year first above written.

                                        LORD ABBETT BOND-DEBENTURE FUND, INC.

                                        By:    /s/ John M. Mccarthy
                                             --------------------------
                                             President

(Corporate Seal)

ATTEST:

  /s/ Thomas F. Konop
-------------------------
Assistant Secretary

                                        LORD, ABBETT & CO.

                                        By:    /s/ Kenneth B. Cutler
                                             --------------------------
                                             Partner

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